Exhibit 10.9

FIRST AMENDMENT TO

NONQUALIFIED STOCK OPTION AGREEMENT

This FIRST AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT (this “Amendment”), dated as of October       , 2014, is entered into by and between TGC Industries, Inc., a Texas corporation (the “Company”), and                (the “Participant”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Nonqualified Stock Option Agreement by and between the Company and the Participant, dated July 31, 2014 (the “Option Agreement”), and in the 2006 Stock Awards Plan of TGC Industries, Inc.

WHEREAS, pursuant to the Option Agreement, the Company granted the Participant an option (the “Option”) to purchase a total of thirty-seven thousand five hundred (37,500) full shares of Common Stock of the Company at an Option Price equal to $3.93 per share;

WHEREAS, the Company intends to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Riptide Acquisition Corp., a Texas corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Dawson Geophysical Company, a Texas corporation (“Dawson”), whereby Merger Sub will merge with and into Dawson, with Dawson continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, certain changes to the Company’s Board of Directors (the “Board”) are contemplated in connection with the Merger, and the Company and the Participant desire to amend the Option Agreement to extend the Option’s exercise period following the Participant’s Termination of Service on the Board; and

WHEREAS, Section 24 of the Option Agreement provides that the Option Agreement can be amended by a writing signed by the parties thereto.

NOW, THEREFORE, in accordance with the terms of the Option Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Participant agree as follows:

1.                                      Effective immediately prior to the Effective Time (as defined in the Merger Agreement), Section 4.a. of the Option Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 4.a.:

a.             Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date.  The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate, and the Stock Option will expire, at the earlier of:

i.              5 p.m. on the date the Option Period terminates;

ii.             5 p.m. on the date which is thirty-six (36) months following the date of the Participant’s Termination of Service; and

iii.            5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

2.                                      The Option Agreement, except as modified by this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

TGC INDUSTRIES, INC.

By:
Name:
Title:

THE PARTICIPANT